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                                                                   Exhibit 10.25


[PC CONNECTION, INC. LETTERHEAD APPEARS HERE]




February 5, 1998


Mr. Mark A. Gavin
11 Morgan Lane
Keene, New Hampshire

Dear Mark,

I am pleased you have decided to join PC Connection, Inc. as Vice President of Finance and Chief Financial Officer on March 2 or sooner. Everyone on our management team who met with you believes your skills, background and personal style will be valuable assets to the company as we move forward.

Your monthly salary will be $13,750. In addition, you will be eligible to earn a bonus of up to $50,000 annually, with a portion payable quarterly, based upon mutually agreed upon goals and objectives. In anticipation of your contributions to the continued growth and success of the company and your senior managerial role, PC Connection intends to provide you with the option to purchase 20,000 shares of the common stock of PC Connection, Inc. at an exercise price equal to the price of the company's shares in its planned initial public offering. This grant will be subject to approval by the company's Board of Directors and will be issued under our standard employee stock option plan.

You will also be eligible to participate in our group insurance programs which include medical, dental, life and disability income insurance and the company's 401 (k). To ensure insurance coverage during the thirty-day waiting period, we urge you to extend any applicable benefit coverage with your current employer. You will receive three weeks of vacation annually, prorated in your first year. Please be aware that our insurance plans and policies, as well as our company procedures, are subject to change without notice.

We have decided to offer you the following severance agreement. In the event the company terminates your employment for any reason other than cause, or change in control, you will receive six months severance pay at the base salary level then applicable to you. Cause would include, without limitation, failure to comply with rules, standards or procedures promulgated by the company; neglect or substandard performance of your assigned responsibilities; breach of the terms of the Covenant mentioned below; falsification of company records or documents; or any act of dishonesty or moral turpitude. In the event there is a change in control of the company (being defined as a change in the ownership of more than fifty percent of the shares then outstanding) after your first year of employment, and you are not offered a position with comparable compensation and benefits, you will receive twelve months of severance pay at the base salary then applicable to you. A reorganization or modification of your duties would not constitute termination. During your employment, you will be considered an "employee-at-will".
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page 2 of 2
PC Connection, Inc.
February 5, 1998


The HR department will send you a Form I-9 within the next few days. You will need to sign and return it to us with the required documentation as outlined in the form. As you know, federal law requires that each employee establish his or her identity and legal right to work in the United States. Also, as a condition of your employment, we ask that you agree to the terms of and sign the Covenant Not To Compete and Disclose Confidential Information and Assignment of Rights document we gave you last week. We would appreciate it if you would return a signed copy, along with a signed copy of this letter by February 11, should the terms outlined meet your understanding of what Wayne and I discussed with you. This letter does not constitute an employment contract. Please send the signed copy of this letter and the signed covenant to Wayne Wilson at the above address. Wayne will call you next week to discuss your official start date as well as the possibility of your working with us this month on a part-time or advisory basis.

Mark, we feel confident you will be a strong addition to our team, and we look forward to having your input during the next phase of PC Connection's development.

Sincerely,


/S/  PATRICIA GALLUP
Patricia Gallup
Chairman and CEO


Offer accepted:


/S/ MARK A. GAVIN                       February 11, 1998
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Mark A. Gavin                           Date